UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 _______________________________________________________________________________________________________________________________________________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		February 9, 2017

HYSTER-YALE MATERIALS HANDLING, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-54799	34-1637659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 LANDERBROOK DRIVE, SUITE 300, CLEVELAND, OHIO		44124-4069
(Address of principal executive offices)		(Zip code)

(440) 449-9600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 9, 2017, the Board of Directors (the “Board”) of Hyster-Yale Materials Handling, Inc. (the “Company”) increased the size of the Board from ten to eleven members and elected Dr. H. Vincent Poor as Director of the Company, effective March 1, 2017. Dr. Poor will stand for re-election at the Company's Annual Meeting of Stockholders in May 2017. The Board determined that Dr. Poor will serve as a member of the Compensation Committee and Nominating and Corporate Governance Committee.
Dr. Poor currently serves as the Michael Henry Strater University Professor of Electrical Engineering at Princeton University. In addition, he serves as Associated Faculty at Princeton University's Environmental Institute, Department of Operations Research & Financial Engineering, Program in Applied and Computational Mathematics, and Andlinger Center for Energy and the Environment. Dr. Poor is also a Director of the IEEE Foundation, Corporation for National Research Initiatives and serves as the Chair of the Signal Processing Society Awards Board and a member of the U.S. National Academy of Engineering.
Dr. Poor is a former Dean of the Princeton University School of Engineering and Applied Science and former Guggenheim Fellow.
Dr. Poor holds a B.E.E. and an M.S. in Electrical Engineering from Auburn University, an M.A. in Electrical Engineering, and a Ph.D. in Electrical Engineering and Computer Science from Princeton University. Dr. Poor does not currently serve on any other corporate boards.
Dr. Poor is not a party to any transaction described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries. Dr. Poor is eligible to participate in the non-employee director compensation arrangements described in the Company's Proxy Statement for its 2016 Annual Meeting of Stockholders, which the Company filed with the Securities and Exchange Commission on March 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 15, 2017		HYSTER-YALE MATERIALS HANDLING, INC.

		By:	/s/ Suzanne S. Taylor
Name: Suzanne S. Taylor
Title: Senior Vice President, General Counsel and Secretary